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                                                                     Exhibit 6.6


                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT is made as of the 25th day of July, 1998, by and among World's Fare, Inc., dba FutureOne, a Nevada corporation (the "Company"), and Blackwater Capital Partners, L.P. ("BCP"), and Blackwater Capital Group, L.L.C. ("BCG"), both of which may be referred to herein as an "investor" or the "Investors".

                      THE PARTIES HEREBY AGREE AS FOLLOWS:

         1.  Purchase and Sale of Stock.

         1.1 Sale and Issuance of Common Stock and Warrants. Subject to the terms and conditions of this Agreement, the Investors agree to purchase at the Closing, and purchase or cause to be purchased pursuant to Section 1.4 below, and the Company and certain Insiders of the Company (see Section 1.5) agree to sell and issue to the Investors at the Closing, and to the Investors and/or other persons pursuant to Sections 1.4 and 1.6, that number of shares of the Company's and certain Insider's Common Stock, as well as Warrants issued by the Company, all as set forth and for the purchase prices stated herein.

         1.2 Closing. The purchase and sale of the Units contemplated under
Section 1.3 shall take place at the offices of the Company, at 5:00 p.m. Mountain Standard Time on July 25, 1998, or at such other time and place as the Company and Investors acquiring in the aggregate more than one-half of the shares of Common Stock sold pursuant hereto mutually agree upon orally or in writing (which time and place are designated as the "Closing"). At the Closing the Company shall deliver to each Investor a certificate representing the Common Stock that such Investor is purchasing against payment of the purchase price therefore by certified check, wire transfer, or a combination thereof.

         1.3 Funding upon Execution of this Agreement. Upon the execution of this Agreement, BCP shall purchase thirty (30) Units of the Company's Private Placement Memorandum dated November 26, 1997 (the "PPM"), for a purchase price of $375,000. Pursuant to the PPM, BCP shall receive 300,000 shares of Common Stock priced at $1.25 per share, and 150,000 Warrants exercisable at $3.00 per share. A copy of the PPM and the PPM Warrant Agreement have been previously supplied to the Investors, receipt of which is hereby acknowledged, and copies of same are attached hereto as Exhibit 1. Immediately subsequent to the purchase of the Units contemplated under this Section 1.3, the Company shall close the PPM, and the Company shall not accept any other monies pursuant to the PPM.

         1.4 Subsequent Sales of Common Stock. BCP shall purchase, or cause to be purchased by third party investors approved by the Company in its sole discretion ("Third Party Investors"), up to an additional 3,211,000 shares of Common Stock of the Company, and shall purchase, or cause to be purchased 100,000 shares of Common Stock each from Kendall Q. Northern and Earl J. Cook (the "Insiders") (see Section 1.5), for a total investment of $10,000,000 (the "total investment"), and for a maximum total sale of 3,411,000 shares. The Company and the Insiders shall sell up to the balance of the authorized number of shares of Common Stock not sold at the Closing at a minimum price of $2.93169 per share. The shares



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may be sold at a price higher than $2.93169 per share. The total investment may be divided into four (4) equal payments of $2,500,000 per payment, each said payment to be divided between the Company and the Insiders as stated herein. On or before 5:00 p.m. Mountain Standard Time on August 15, 1998, BCP shall purchase, or cause to be purchased, the first block of shares of Common Stock representing the first payment of $2,500,000. The number of shares sold in each block shall be a fraction (x) the numerator of which shall be the amount of $2,500,000, and (y) the denominator of which shall be the price per share. The number of shares sold in each block shall include 25,000 shares sold by Kendall
Q. Northern, and 25,000 shares sold by Earl J. Cook. The second, third, and fourth payments made by BCP or Third Party Investors shall be completed in a time frame to be determined by the Board of Directors of the Company and the board advisor referenced in Section 5.7. Subsequent to the first payment of $2,500,000, the remaining shares representing the $7,500,000 to be invested thereafter (the "remaining shares") may be sold through a registered public offering. In the event of a registered public offering, the structure of four
(4) equal payments referenced herein may be abrogated, provided that, in any event, the total net proceeds to the Company under this Section 1.4, including the first payment of $2,500,000, shall total $10,000,000. In the event that the remaining shares are sold at a price higher than $2.93169 per share, BCP shall have the option to purchase from the Company the portion of the remaining authorized shares not sold to fulfill the total investment of $10,000,000 at a price of $0.01 per share (the "option shares"), pursuant to an Option Agreement between the Company and BCP to be executed subsequent to the date of this Agreement. The number of option shares shall equal 3,211,000 shares minus the number of shares not sold to cause the total investment of $10,000,000.

         1.5 Sales by Insiders. The Insiders shall each sell to BCP and/or Third Party Investors 100,000 shares of Common Stock previously issued to each Insider. Said shares shall be included in the shares purchased by BCP or Third Party Investors pursuant to Section 1.4 above. The sales of shares by both Mr. Northern and Mr. Cook may be divided into four (4) equal parts of 25,000 shares each, with the sale of each part taking place concurrently with each payment contemplated under Section 1.4. The sales of all of the Insiders' shares shall be at a minimum price of $2.93169 per share, but may be sold at a higher price as envisioned under Section 1.4.

         1.6 Warrants. Upon the execution of this Agreement, and pursuant to the Warrant Agreement dated concurrently herewith, and attached hereto as Exhibit 2, the Company shall issue to BCG 300,000 fully vested warrants that are exercisable by BCG at a price of $1.00 per share for a term of seven (7) years from the date of this Agreement. The warrants issued under the Warrant Agreement shall be noncallable by the Company for a period of seven (7) years. The Company shall also issue an additional 1,400,000 warrants to BCG exercisable at any time at a price of $1.00 per share and non-callable by the Company, all of which shall vest in four (4) equal parts of 350,000 warrants per part, upon each of the first, second, third, and fourth payments of $2,500,000 made by BCP or Third Party Investors as referenced in Section 1.4.

         1.7 Refusal of Funding. Subsequent to the first payment referenced in
Section 1.4, the Company shall retain the right to refuse one or more of the subsequent payments contemplated under said section. In the event of any refusal by the Company of the subsequent


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payments by the Investors or Third Party Investors, all warrants held by BCP not then vested shall immediately become fully vested.

         1.8 Voting Trust. At the Closing, the Investors shall also execute as parties thereto the Voting Trust Agreement dated concurrently herewith (the "Voting Trust"), a copy of which is attached hereto as Exhibit 3. At the Closing and thereafter, any share certificates issued by the Company pursuant to the Warrant Agreement shall be transferred by the Investors to Voting Trust.

         1.9 Termination. The duties of BCP with respect to purchasing, or causing the purchase of, the shares referenced in Section 1.4, shall terminate at 5:00 p.m. Mountain Standard Time on July 25, 2000.

         2. Representations and Warranties of the Company. The Company hereby represents and warrants to each Investor that:

         2.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted in the Company's business plan incorporated into the Company's Private Placement Memorandum dated November 26, 1997, heretofore furnished to the Investors (the "Business Plan"). The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

         2.2 Capitalization and Voting Rights. The authorized capital of the Company consists, or will consist immediately prior to the Closing, of:

         (a) Common Stock. 50,000,000 shares of common stock ("Common Stock") of which 7,580,125 shares are issued and outstanding as of June 30, 1998.

         (b) The outstanding shares of Common Stock are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of the Securities Act of 1933, as amended (the "Act") and any relevant state securities laws or pursuant to valid exemptions therefrom.

         (c) Except for (A) the warrants issued prior to the date of this Agreement pursuant to the Company's Private Placement Memorandum dated November 26, 1997, and (B) and other agreements engaged in the normal course of business, there are no material outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock. The Company is not a party or subject to any agreement or understanding, and, to the best of the Company's knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company.


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         2.3 Subsidiaries. Other than (i) the Articles of Exchange agreement dated February 20, 1998, between the Company and FutureOne, Inc., an Arizona corporation, (ii) the Articles of Exchange Agreement dated April 1, 1998 between the Company and Lankaster, Inc., an Arizona corporation, (iii) the Articles of Exchange agreement dated May 11, 1998, between the Company and Carnet Computer Services, Inc., a Nevada corporation, all of which having been previously disclosed to the Investors, the Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. The Company is not a participant in any joint venture, partnership, or similar arrangement. The Company is currently in negotiations to purchase all of the assets of Interworldnet, an Arizona general partnership, in exchange for stock and the assumption of certain debts. The Company is also negotiating the possible purchases of several internet service provider companies and other communications related companies.

         2.4 Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, including the Voting Trust and the Warrant Agreements, the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Common Stock being sold hereunder has been taken or will be taken prior to the Closing, and this Agreement and the Warrant Agreements constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) as limited under applicable federal or state securities laws.

         2.5 Valid Issuance of Common Stock. The Common Stock that is being purchased by the Investors hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and, will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Voting Trust and under applicable state and federal securities laws, and with the exception that the Investors shall not transfer any shares or Voting Trust Certificates to any parent entity, subsidiary, or any other related party of the Investors, except as agreed upon by the Board of Directors.

         2.6 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except for the filings pursuant to Regulation D of the Act and applicable state securities laws.

         2.7 Offering. Subject in part to the truth and accuracy of the Investors' representations set forth in Section 3 of this Agreement, the offer, sale and issuance of the Common Stock and the Warrants as contemplated by this Agreement are exempt from the registration requirements of the Act, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.


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         2.8 Returns and Complaints. The Company has received no customer complaints concerning its products and/or services that would constitute a material adverse effect on the Company's business or prospects.

         2.9 Litigation. There is no material action, suit, proceeding or investigation pending or currently threatened against the Company that questions the validity of this Agreement, or the right of the Company to enter into such agreements, or to consummate the transactions contemplated hereby or thereby, or that might result, either individually or in the aggregate, in any material adverse changes in the assets, condition, affairs or prospects of the Company, financially or otherwise, or any change in the current equity ownership of the Company. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

         2.10 Proprietary Information. Each key employee and officer of the Company has executed a Proprietary Information Agreement. The Company, after reasonable investigation, is not aware that any of current its key employees or officers are in violation thereof, and the Company will use its best efforts to prevent any such violation.

         2.11 Patents and Trademarks. To the best of its knowledge (but without having conducted any special investigation or patent search), the Company has sufficient title and ownership of all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted as described in the Business Plan without any conflict with or infringement of the rights of others. Other than a franchise agreement with Kenneth P. Eck to use the "FutureOne" name for internet service in Wickenburg, Arizona (the "Wickenburg franchise"), there are no material outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity. The Company has not received any communications alleging that the Company has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company's business as proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying an of the Company's business by the employees of the company, nor the conduct of the Company's business as proposed, will, to the best of the Company's knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. The Company does not believe


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it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by the Company.

         2.12 Compliance with Other Instruments.

         (a) The Company is not in violation or default in any material respect of any provision of its Bylaws, or in any material respect of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or, to the best of its knowledge, of any provision of any federal or state statute, rule or regulation applicable to the Company. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to the Company, its business or operations or any of its assets or properties.

         (b) The Company has avoided every condition, and has not performed any act, the occurrence of which would result in the Company's loss of any right granted under any license, distribution or other agreement.

         2.13 Agreements; Action.

         (a) Except for agreements explicitly contemplated hereby, employment agreements to be executed subsequent to the date of this Agreement by Kendall Q. Northern and Earl J. Cook, as approved by the Board of Directors, and the repayment of certain notes to Earl J. Cook and Kenneth Eck, as disclosed in the Company's Financial Statements, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates, or any affiliate thereof.

         (b) There are no agreements, understandings, instruments, contracts, proposed transactions, judgements, orders, writs or decrees to which the Company is a party or by which it is bound that may involve (i) obligations (contingent or otherwise) of, or payments to the Company in excess of, $5,000, with the exception of certain software royalties from Carnet, or (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company, with the exception of the Wickenburg franchise referenced in Section 2.11, or (iii) provisions restricting or affecting the development, manufacture or distribution of the Company's products or services, or (iv) indemnification by the Company with respect to infringements of proprietary rights.

         (c) The Company has not (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) made any loans or advances to any person in excess of $5000, other than ordinary advances for travel expenses, or (iii) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of certain assets and its inventory in the ordinary course of business.


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         (d) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

         (e) The Company is not a party to and is not bound by any contract, agreement or instrument, or subject to any restriction under its Bylaws that adversely affect its business as now conducted or as proposed to be conducted in the Business Plan, its properties or its financial condition.

         2.14 Related-Party Transactions. The Company is not indebted (or committed to make loans or extend or guarantee credit) to any employee, officer, or director of the Company or member of his or her immediate family. To the best of the Company's knowledge, none of such persons currently has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, officers, or directors of the Company and members of their immediate families may own stock in the publicly traded companies that may compete with the Company. No member of the immediate family of any officer or director of the Company is directly or indirectly interested in any material contract with the Company.

         2.15 Permits. The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects, or financial condition of the Company, and the Company believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

         2.16 Environmental and Safety Laws. To the best of its knowledge, the Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to the best of its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

         2.17 Manufacturing and Marketing Rights. With the exception of the Wickenburg franchise referenced in Section 2.11, the Company has not granted rights to manufacture, produce, assemble, license, market, or sell its products to any other person and is not bound by any agreement that affects the Company's exclusive right to develop, manufacture, assemble, distribute, market or sell its products.

         2.18 Disclosure. The Company has fully provided the Investors with all the information that such investors have requested for deciding whether to purchase the Common Stock and Warrants. To the best of its knowledge, neither this Agreement, the Voting Trust, the Warrant Agreement, nor any other statements or certificates made or delivered in connection herewith or therewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.


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         2.19 Business Plan. The Business Plan incorporated in the Company's
Private Placement Memorandum dated November 26, 1997, previously delivered to the Investors has been prepared in good faith by the Company and does not contain any untrue statement of a material fact nor does it omit to state a material fact necessary to make the statements made therein not misleading.

         2.20 Registration Rights. The Company will grant and agree to grant registration rights, including piggyback rights, to all shares and warrants held by BCG and BCP.

         2.21 Corporate Documents. Except for any amendments necessary to satisfy representations and warranties or conditions contained herein, the Bylaws of the Company are available for review by counsel for the Investors.

         2.22 Title to Property and Assets. The Company owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company's ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and, to the best of its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances.

         2.23 Financial Statements. The Company has delivered to the Investors its audited financial statements (balance sheet and profit and loss statement, statement of stockholders' equity and statement of cash flows, including notes thereto) as of September 30, 1997 (the "Financial Statements"). The Company is in the process of preparing financial statements for the fiscal year ending May 31, 1998. The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other, except that unaudited Financial Statements may not contain all footnotes required by generally accepted accounting principles. The Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to September 30, 1997 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Company. Except as disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

         2.24 Changes. Since September 30, 1997, but with the exception of transactions disclosed herein, and transactions engaged in the ordinary course of business, there has not been:


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         (a) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

         (b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of the Company (as such business is presently conducted and as it is proposed to be conducted);

         (c) any waiver by the Company of a valuable right or of a material debt owed to it;

         (d) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted and as it is proposed to be conducted);

         (e) any material change or amendment to a material contract or arrangement by which the company or any of its assets or properties is bound or subject;

         (f) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

         (g) to the best of its knowledge, any impending resignation or termination of employment of any key officer of the Company;

         (h) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

         (i) any mortgage, pledge, transfer of a security interest in, or lien created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

         (j) any loans or guarantees made by the Company to or for the benefit of its employees, officers, or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

         (k) any declaration, setting aside or payment or other distribution in respect of any of the Company's capital stock, or any direct or indirect redemption, purchase or other acquisition of any such stock by the Company, except with respect to the repurchase of shares of previously issued to terminated non-key employees;

         (l) to the best of the Company's knowledge, any other event or condition of any character that might materially and adversely affect the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted and as it is proposed to be conducted); or

         2.25 Employee Benefit Plans. The Company does not have any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974.


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         2.26 Tax Returns, Payments and Elections. The Company has filed all tax returns and reports as required by law. These returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments due, except those contested by it in good faith. The provision for taxes of the Company as shown in the Financial Statements is adequate for taxes due or accrued as of the date thereof. The Company has not elected pursuant to the Internal Revenue Code of 1986, as amended (the "Code"), to be treated as a Subchapter S corporation or a collapsible corporation pursuant to Section
1362(a) or Section 341(f) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a material effect on the Company, its financial condition, its business as presently conducted or proposed to be conduction or any of its properties or material assets. The Company has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. None of the Company's federal income tax returns and none of its state income or franchise tax or sales or use tax returns has ever been audited by governmental authorities. Since the date of the Financial Statements, the Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period. The Company has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositaries.

         2.27 Insurance. The Company has in full force and effect standard fire and casualty insurance policies, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed.

         2.28 Minute Books. The minute books of the Company are available to the Investors, and contain a complete summary of all meetings of directors and stockholders since the time of incorporation and reflect all transactions referred to in such minutes accurately in all material respects.

         2.29 Labor Agreements and Actions. The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the best of the Company's knowledge, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the best of the Company's knowledge, threatened, that could have a material adverse effect on the assets, properties, financial condition, operating results, or business of the Company (as such business is presently conducted and as it is proposed to be conducted), nor is the Company aware of any labor organization activity involving its employees. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. The employment of each officer and employee of the Company is terminable at the will of the Company. To the


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best of its knowledge, the Company has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment.

         2.30 Net Operating Loss Carryforward. The information contained in the Financial Statements or otherwise provided to counsel for the Investors regarding the application of Section 382 of the Code to the Company's federal net operating loss carryforward is true and correct to the best of the Company's knowledge.

         2.31 Use of Investor Proceeds. With the exception of the proceeds from the Insider sales referenced in Section 1.5, the Company shall use the funds invested under this Agreement for the implementation of the "30 City Wire-Up Program", for selective acquisitions, and for ordinary operating expenses, all as approved by the Board of Directors.

         3. Representations and Warranties of the Investors. Each Investor hereby represents and warrants that:

         3.1 Authorizations. Such Investor has full power and authority to enter into this Agreement, the Voting Trust, and the Warrant Agreements, and each such agreement constitutes its valid and legally binding obligation, and enforceable in accordance with its terms.

         3.2 Purchase Entirely for Own Account. This Agreement is made with such Investor in reliance upon such Investor's representation to the Company, which by such Investor's execution of this Agreement such Investor hereby confirms, that the Common Stock to be received by such Investor (collectively, the "Securities") will be acquired for investment for such Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Investor further represents that such Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

         3.3 Financial Capability To Consummate Transactions. Each Investor warrants that it is financially capable of fulfilling all obligations under and contemplated by this Agreement. Each Investor acknowledges that a failure to perform at any time by any Investor may or will cause substantial and irreparable harm to the Company.

         3.4 Disclosure of Information. Such Investor believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Common Stock. Such Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Common Stock and the business, properties, prospects and financial condition of the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Investors to rely thereon.

         3.5 Conduct of Investors as Members of the Board of Directors. Pursuant to Section 5.8, each named member of the Board of Directors warrants that he will fulfill his fiduciary responsibility to the Board, and he will fully and faithfully perform all duties as a member of the Board, including without limitation, being available for special and regular Board meetings, and not disclosing to any third party any proprietary information gained as a result of membership on the Board.

         3.6 Investment Experience. Such Investor is an Investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in Common Stock. If other than an individual, Investor also represents it has not been organized for the purpose of acquiring the Common Stock.

         3.7 Accredited Investor. Such Investor is an "accredited investor" within the meaning of the Securities and Exchange Commission ("SEC") Rule 501 of Regulation D, as presently in effect.

         3.8 Restricted Securities. Such Investor understands that the Securities it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances. In this connection, such Investor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

         3.9 Further Limitations on Disposition. Without in any way limiting the representations set forth above, such Investor further agrees not to make any disposition of all or any portion of the Securities unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section 3, and:

         (a) There is then in effect a Registration Statement under the Act covering such proposed dispositions and such disposition is made in accordance with such Registration Statement; or

         (b) (i) Such Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Company, such Investor shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company that such disposition will not require registration of such shares under the Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

         (c) BCP and BCG shall not transfer any shares owned or controlled by either or both of them to any party related or affiliated with or to BCP and/or BCG, except upon written permission of the Company, in its sole discretion.

         3.10 Legends. It is understood that the certificates evidencing the Securities may bear one or all of the following legends:

         (a) "These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act."

         (b) Any legend required by the laws of the States of Nevada and Arizona.

         3.11 Further Representations by Foreign Investors. If an Investor is not a United States person, such Investor hereby represents that he or she has satisfied himself or herself as to the full observance of the laws of his or her jurisdiction in connection with any invitation to subscribe for the Securities or any use of this Agreement, including (i) the legal requirements within his jurisdiction for the purchase of the Securities, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Securities. Such Investor's subscription and payment for, and his or her continued beneficial ownership of the Securities, will not violate any applicable securities or other laws of his or her jurisdiction.

         4. Corporate Securities Law. These securities are offered pursuant to an exemption from registration with the United States Securities and Exchange Commission contained in sections 3(b) and 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder. No registration statement or application to register these securities has been or will be filed with the Commission or any state securities commission.

         5. Conditions of Investor's Obligations at Closing. The obligations of each Investor under Subsection 1 of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, the waiver of which shall not be effective against any Investor who does not consent in writing thereto:

         5.1 Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

         5.2 Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

         5.3 Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be duly obtained and effective as of the Closing.

         5.4 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Investors' counsel, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

         5.5 Proprietary Information and Employee Stock Purchase Agreements. Each key employee of the Company shall have entered into a Proprietary Information Agreement. Subsequent to the date of this Agreement, each hold of Common Stock of the Company shall enter into an Employee Stock Purchase Agreement in the form to be approved by the Board of Directors.

         5.6 Bylaws. The Bylaws of the Company shall provide that the Board of Directors of the Company shall consist of at least two (2) and not more than nine (9) persons.

         5.7 Board of Directors. Upon the Closing, the directors of the Company shall be Messrs. Kendall Q. Northern, Earl J. Cook, and Steven R. Green. Mr. John B. Sadler, Jr. shall serve as a non-voting advisor to the Board of Directors, shall receive notice of all board meetings, and shall have the right to attend all board meetings. Beginning in the first month subsequent to the first payment referenced in Section 1.4, the board members and board advisor referenced in this Section 5.8 shall each be paid the sum $2,500 per month by the Company.

         5.8 Future Compensation to BCG and BCP. BCG and/or BCP will be compensated in the future for assisting the Company in completing appropriate acquisitions. The compensation will include expenses and fees involved in the acquisitions, and the exact amount of the compensation will be determined by the persons referenced in Section 5.7.

         5.9 Voting Trust. The Company and each Investor shall have entered into the Voting Trust in the form attached as Exhibit 3.

         5.10 Warrant Agreements. The Company and each Investor shall have entered into the PPM Warrant Agreement, and the Warrant Agreement, in the form attached as Exhibits 1 and 2.

         6. Conditions of the Company's Obligations at Closing. The obligations of the Company to each Investor under this Agreement are subject to the fulfillment an or before the Closing of each of the following conditions by that
Investor:

         6.1 Representations and Warranties. The representations and warranties of the Investor contained in Section 3 shall be true an and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

         6.2 Payment of Purchase Price. The Investors shall have delivered the purchase price specified in Section 1.3, and the Investors shall collectively have acquired and paid for at the Closing at least 300,000 shares of Common Stock and 150,000 Warrants.

         6.3 Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be duly obtained and effective as of Closing.

         7. Miscellaneous.

         7.1 Survival of Warranties. The warranties, representations and covenants of the Company and Investors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or an behalf of the Investors or the Company.

         7.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

         7.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Arizona as applied to agreements among Arizona residents entered into and to be performed entirely within Arizona.

         7.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         7.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         7.6 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

         7.7 Finder's Fee Indemnification. Each Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which such Investor or any of its officers, partners, employees, or representatives is responsible.

         The Company agrees to indemnify and hold harmless each Investor from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

         7.8 Expenses. Irrespective of whether the Closing is effected, the Company shall pay only the costs and expenses that it has incurred with respect to the negotiation, execution, delivery and performance of this Agreement. The Investors shall be responsible for the fees of counsel for the Investors. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the Voting Trust, or the Warrant Agreements, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

         7.9 Amendments and Waivers. Any term of this Agreement may be amended and the other observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of Common Stock issued. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.

         7.10 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

         7.11 Aggregation of Stock. All shares of the Common Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

         7.12 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



___________________________________
World's Fare, Inc., dba FutureOne
By:      Kendall Q. Northern
         President



___________________________________
World's Fare, Inc., dba FutureOne
By:      Earl J. Cook
         Executive Vice-President

____________________________________________
Blackwater Capital Partners, L.P. (Investor)
By:      Steven Green
         Managing Member of Blackwater Capital Group, L.L.C.



____________________________________________
Blackwater Capital Croup, L.L.C. (Investor)
By:      John B. Sadler, Jr.
         Member